Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 Nos. 333-112142 and 333-124862, Registration Statement S-4 No. 333-112143 and Registration Statements S-8 Nos. 333-69145, 333-124653, 333-75993, 333-64795, 333-01461, 333-49872, 333-69147, 333-38178, 333-38184, 333-140819, 333-19335-01, 333-118693, 333-86534 and 333-50516 of Newmont Mining Corporation of our report dated February 23, 2007 except with respect to the discontinued operations described in Note 9 as to which the date is October 15, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

PricewaterhouseCoopers LLP

Denver Colorado

October 15, 2007